EXHIBIT 99.1

PRESS RELEASE


                              FOR IMMEDIATE RELEASE

              CENDANT REVISES ESTIMATE OF ACCOUNTING IRREGULARITIES

 Now Expects Restatement to Lower 1997 Net Income Before One-time Charges by 22 to 28 Cents Per Share

                 Restatements of 1996 and 1995 Results Expected

        Restatement Also to Correct Accounting Errors Not Associated with
                                 Irregularities

          Reduced One-time Charges to Offset Impact of Irregularities:
                      Impact on 1997 Net Income After One-
                   time Charges Could Range Between No Impact
                      to a Reduction of Six Cents Per Share

    Outlook for 1998 Earnings Revised Downward by Five to Six Cents Per Share

Parsippany, NJ and Stamford, CT, July 14, 1998 - Cendant Corporation (NYSE: CD) announced today it believes that accounting irregularities at the former CUC International ("CUC") were greater than those initially discovered by Cendant management in April of this year. "We have now received evidence that for at least the last three years the financial results of the former CUC reflected a continuing program of false entries which misrepresented the financial performance and condition of that company," said Michael P. Monaco, Vice Chairman and Chief Financial Officer of Cendant.

"These accounting practices were widespread and systemic and affected the accounting records of all the major business units of CUC," he continued. "Information recently reported to us by independent investigators from Arthur Andersen, confirmed by work done by Deloitte & Touche, led us to increase our estimate of these accounting irregularities, which the Company and its auditors define as accounting errors made with an intent to deceive.

"Our previous estimate of the irregularities, developed in April, relied heavily on the mid-level CUC managers who helped us discover this problem," said Monaco. "The newly discovered irregularities involve practices that were uncovered by the subsequent investigation."

In addition, Cendant's investigation now confirms that accounting irregularities existed in CUC's financial statements in years prior to 1997 and that in addition to 1997, 1996 and 1995 results will be restated to correct irregularities.

"Cendant's probe of CUC's financial records, while not finished, is substantially complete," Monaco continued. "Arthur Andersen is expected to provide a report to our Audit Committee in two weeks, and Cendant expects to issue full restated and audited historical financial statements in early August." Deloitte & Touche acts as principal independent accountants to Cendant and has replaced Ernst & Young as the auditor of these historical statements.

Arthur Andersen's forensic audit was commissioned by Willkie Farr & Gallagher as part of its overall investigation of the accounting irregularities on behalf of the Audit Committee of the Cendant Board. The Audit Committee's report of that investigation should be complete in August.

Cendant also continues to cooperate with the Securities and Exchange Commission and the United States Attorney's office in Newark in their investigations of these matters.

"The combined efforts of Cendant, Arthur Andersen and Deloitte & Touche have delivered a level of accounting scrutiny several orders of magnitude greater than that afforded by a normal audit process," said Monaco. "We are of course outraged by these most recent findings. However, the length, breadth and depth of the investigation ordered by our Board and management have now proven its worth by uncovering additional systemic irregularities beyond those initially discovered and immediately disclosed by Cendant management. We believe our thoroughness will benefit our shareholders and help restore confidence in our Company's prospects and financial results. Cendant continues to be a premier franchise in the services industry whose earnings should approach one billion dollars in 1998."

Accounting Irregularities

Cendant now believes its restatement will lower 1997 net income before merger-related and one-time charges by 22 to 28 cents per share. On April 15, Cendant made a preliminary estimate, pending completion of its investigation, that the impact would be between 11 and 13 cents per share. Prior to any restatement, Cendant reported 1997 earnings per share before one-time charges of $1.00. Between 16 and 19 cents of the 22 to 28 cent 1997 impact of restatement will result from the correction of accounting irregularities. Some of the most significant irregularities now confirmed include:

Irregular charges against merger reserves. Operating results at the former CUC business units were artificially boosted by recording fictitious revenues through inappropriately reversing restructuring charge liabilities to revenues. Many other irregularities were also generated by inappropriate use of these reserves.

Falsecoding of services  sold to  customers.  Significant  revenues from members purchasing long-term benefits were intentionally misclassified in accounting records as revenue from shorter-term products. The falsely recorded revenues generated higher levels of immediately recognized revenues and profits for CUC.

Delayed recognition of cancellation of memberships and "charge-backs" (a charge-back is a rejection by a credit card-issuing bank of a charge to a member's credit card account). In addition to overstating revenues, these delayed charges caused CUC's cash and working capital accounts to be overstated.

Quarterly recording of fictitious revenues. Large amounts of accounts receivable entries made in the first three quarters of 1997 were fabricated, had no associated clients or customers and no associated sale of services. This practice also occurred in 1996 and 1995.

Cendant expects to provide detailed information regarding all material CUC irregular accounting practices when it releases its restated and re-audited financial statements for the 1995-1997 period.

Accounting Errors

Cendant, working with Deloitte & Touche, has also discovered accounting errors in CUC's financial records that are not classified as accounting irregularities. Approximately six to nine cents per share of the total estimated restatement of 1997 earnings will result from the elimination of these errors. These accounting errors include inappropriate useful lives for certain intangible assets, delayed recognition of insurance claims, and use of accounting policies that do not conform to generally accepted accounting principles. Cendant will revise the revenue recognition policies at the former CUC's Entertainment Publications subsidiary ("EPUB") to record revenue upon the sale of its coupon books. Past practice was to defer and spread revenue over subsequent quarters. The impact of these changes will substantially shift revenue and earnings from the first and second quarters to the third and fourth quarters. While the full year 1998 will not be affected by this accounting change, it will cause the Company to lower recognized earnings for EPUB by approximately two cents per share in the first quarter of 1998 and one cent in the second quarter of 1998. The third and fourth quarters of 1998 are anticipated to benefit by an approximately similar aggregate amount.

Cendant will also correct accounting practices associated with the recognition of revenue, expenses and earnings for its Privacy Guard and certain other individual membership businesses. CUC recognized revenue and earnings from these memberships at the time of sale. In the future, Cendant will amortize revenues, expenses and earnings over the twelve-month period after a member is charged his or her full membership fee.

Finally, the Company will now accrue revenues and earnings associated with individual memberships only after the Company bills a full membership fee payment to its customer. The previous practice called for accruals to begin at the time of sale, even if the sale was for a one-dollar three-month trial period.

Reversal of Merger Charges

In addition, the Company anticipates that it will reverse a material portion (currently estimated at $200 million after-tax) of the one-time merger and unusual expense charge taken by CUC at the time of the merger that formed Cendant at the end of 1997. Cendant also expects to reverse a portion of the merger charges recognized by CUC International upon the acquisitions of Ideon Group, Inc., Davidson & Associates, Inc. and Sierra On-Line, Inc. in 1996. Cendant will reverse portions of these reserves because many of the initiatives (and the associated costs) identified and reserved for have not materialized and the reserve amounts originally established cannot be substantiated.

The total impact of the restatement on Cendant's net income after one-time charges and its shareholders' equity will be relatively immaterial after reversal of these merger charges. 1997 net income after one-time charges could range between from no impact to a reduction of six cents. Cendant's shareholder's equity at approximately $4.5 billion should be relatively unaffected by the 1997 restatement.

Revision of 1998 Outlook

Cendant now expects 1998 earnings per share from continuing operations will be five to six cents lower than previously expected. The individual membership business will contribute the majority of this reduction. Monaco explained that "in the course of our in-depth review of these businesses, we have revised and refined our historical database of cancellation and charge-back experience. In this business, revenues and earnings from membership assets are accrued using accounting grids that calculate our financial benefit over time while incorporating appropriate inputs for cancellations and other sources of attrition. Refinements in these assumptions in connection with the investigation changed our forecast for 1998."

Also contributing are lower earnings expectations at Cendant's EPUB unit. This change in expectations is unrelated to changes in the quarterly timing of earnings recognition at this unit. Correction of other accounting irregularities and errors at EPUB will lower 1997 results for this business. New forecasts incorporating the lower 1997 base level of revenues have lowered management's expectations for 1998. On April 15, Cendant management had not detected material accounting irregularities or errors in EPUB's historical financial results.

Cendant expects the balance of the lower expectations to arise from lower earnings at its consumer software unit that will cause second quarter 1998 earnings to be one cent per share less than it had earlier expected. The revision in expectation is based on the performance of this unit in the recently completed second quarter.

Certain matters discussed in the news release are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties including, but not limited to, the outcome of the Audit Committee's investigation; uncertainty as to the Company's future profitability; the Company's ability to develop and implement operational and financial systems to manage rapidly growing operations; competition in the Company's existing and potential future lines of business; the Company's ability to integrate and operate successfully acquired businesses and the risks associated with such businesses; the Company's ability to obtain financing on acceptable terms to finance the Company's growth strategy and for the Company to operate within the limitations imposed by financing arrangements; uncertainty as to the future profitability of acquired businesses; and other factors. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in
assumptions  or  changes  in  other  factors   affecting  such   forward-looking
statements.

Cendant (NYSE: CD) is the world's premier provider of consumer and business services. Cendant operates in three principal segments: Alliance Marketing, Travel and Real Estate Services. Headquartered in Stamford, CT and Parsippany, NJ, the company has more than 40,000 employees, operates in over 100 countries and makes approximately 100 million customer contacts annually.


Media Contacts:
Elliott Bloom                               Jim Fingeroth/Thomas Davies
(973) 496-8414                              Kekst and Company
                                            (212) 521-4800

Investor Contact:
David M. Johnson
(973) 496-7909